Exhibit 1

JOINT FILING AGREEMENT
Dated as of March 11, 2004

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of SHPS Holdings, Inc. and Sonic Acquisition Corp. on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of Common Stock, par value $0.001, of Landacorp, Inc. and that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 11th day of March, 2004.

SHPS Holdings, Inc.

By	/s/ David A. Nelson
Name:	David A. Nelson
Title:	President and CEO

Sonic Acquisition Corp.

By	/s/ David A. Nelson
Name:	David A. Nelson
Title:	President and CEO